                                VOTING AGREEMENT

          VOTING AGREEMENT, dated as of June 24, 2006 (the "Agreement"), by and among Telmar Network Technology, Inc., a Delaware corporation ("Parent"), Telmar
Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of
Parent ("Merger Sub"), and certain stockholders of Somera Communications, Inc., a Delaware corporation (the "Company"), whose names appear on Schedule I hereto
(each a "Stockholder" and collectively, the "Stockholders").

                                   WITNESSETH:

          WHEREAS, contemporaneously with the execution and delivery of this
Agreement, Merger Sub and the Company are entering into an Agreement and Plan of
Merger, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company (the "Merger");

          WHEREAS, as of the date hereof, each Stockholder owns beneficially the number of shares of common stock, par value $0.001 per share, of the Company
(the "Company Common Stock") set forth opposite such Stockholder's name on
Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares");

          WHEREAS, approval of the Merger Agreement by the Company's stockholders is required in order to consummate the Merger;

          WHEREAS, as a condition to Merger Sub's willingness to enter into the
Merger Agreement, Merger Sub has requested that each Stockholder enter into this
Agreement; and

          WHEREAS, in order to induce Merger Sub to enter into the Merger
Agreement, each of the Stockholders is willing to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholders hereby agree as follows:

                                   ARTICLE I.

                       TRANSFER AND VOTING OF SHARES; AND
                       OTHER COVENANTS OF THE STOCKHOLDERS

          SECTION 1.1. Voting of Shares. From the date hereof until the termination of this Agreement pursuant to Section 4.2 hereof (the "Term"), at any meeting of the stockholders of the Company, however called and at any adjournment or postponement thereof, and in any action by consent of the stockholders of the Company, each Stockholder shall (A) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and (B) vote (or cause to be voted) its Shares (i) in favor of the Merger, the Merger Agreement and all the other transactions contemplated thereby, (ii) against (a) any Takeover Proposal, (b) any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, (c) any change in the directors of the Company, (d) any change in the present capitalization of the Company or any amendment to the Company's Restated
Certificate of Incorporation, as amended, or By-Laws or (e) any other change in the Company's corporate structure or business or change in any manner of the voting rights of the Company's capital stock, or any other action, which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger
Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly.

          SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement, each Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, or create or permit to exist any lien or other encumbrance on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such
Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the
Merger Agreement.

          SECTION 1.3. Proxy; Reliance. Each Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Stockholder's
Shares and constitutes and appoints Merger Sub and Parent, or any nominee of
Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its
"Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name
(as stockholder) to any consent, certificate or other document relating to the
Company that the General Corporation Law of the State of Delaware may permit or require as provided in Section 1.1. Each Stockholder understands and acknowledges that Merger Sub has entered into the Merger Agreement in reliance upon each Stockholders' execution and delivery of this Agreement.

          THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED
WITH AN INTEREST THROUGHOUT THE TERM.

                                      -2-

          SECTION 1.4. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

          SECTION 1.5. Stop Transfer. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

          SECTION 1.6. No Solicitation. During the Term, each Stockholder shall not, nor shall it permit or authorize any of its stockholders, officers, directors, employees, affiliates, agents or representatives (collectively, the
"Representatives") to, directly or indirectly, (i) solicit, initiate, encourage, induce, entertain or facilitate the making, submission or announcement of any
Takeover Proposal or take any action that would reasonably be expected to lead to an Takeover Proposal; (ii) furnish any information or data to any Person in connection with or in response to an Takeover Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Takeover
Proposal; (iii) participate or engage in discussions or negotiations with any
Person with respect to any Takeover Proposal; (iv) approve, endorse or recommend any Takeover Proposal; or (v) enter into any letter of intent or similar document or any contract or agreement contemplating or otherwise relating to any
Acquisition Transaction. Upon execution of this Agreement, each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          Notwithstanding any provision of this Section 1.6 to the contrary, if any Stockholder or any of its Representatives is a member of the Board of
Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.3 of the Merger Agreement.

          SECTION 1.7. Public Announcements. Each Stockholder shall consult with
Parent before issuing, and shall first provide Parent the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the existence or terms of this Agreement, the Merger, the Merger
Agreement and the other transactions contemplated thereby, and shall not issue any such press release or make any such public statement without the prior written consent of Parent, except to the extent necessary in response to a judicial or similar investigative inquiry (including a discovery request in a lawsuit), in which case such Stockholder shall make such disclosure pursuant thereto only after first providing reasonable notice to Parent and affording
Parent the opportunity to seek to limit, prevent or protect such disclosure.

          SECTION 1.8. Legending of Certificates. If requested by Parent, such
Stockholder agrees to submit to the Company contemporaneously with or as promptly as practicable following execution of this Agreement all certificates representing its Shares so that the Company may note thereon a legend, in form and substance reasonably satisfactory to Parent, referring to the Proxy and other rights granted to Parent by this Agreement.

          SECTION 1.9. Additional Shares. Such Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new
Shares acquired (whether upon the exercise of options, conversion of convertible securities, exercise of warrants

                                      -3-

or by means of purchase, dividend, distribution or otherwise) by such
Stockholder, if any, after the date hereof.

          SECTION 1.10. Disclosure. Each Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the
Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                                   ARTICLE II.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

          Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

          SECTION 2.1. Due Authorization, etc. Such Stockholder has all
requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as Stockholder's Proxy and the
consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

          SECTION 2.2. No Conflicts; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not,
(i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such
Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

                                      -4-

          (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

          SECTION 2.3. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite its name on Schedule I hereto.
On the date hereof, such Shares constitute all of the Shares owned of record or beneficially by such Stockholder. Such Stockholder has, with respect to such
Shares, or will have, with respect to any other Shares of such Stockholder, sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of such Shares, with no restrictions, subject to applicable securities laws, on such Stockholder's voting power or rights of disposition pertaining thereto. Such Stockholder has good, valid and marketable title to such Shares, free and clear of all claims, liens, encumbrances, mortgages, security interests and charges of any nature whatsoever ("Encumbrances") (other than the Encumbrance created by this
Agreement), and shall not be subject to any preemptive right of any stockholder of the Company.

          SECTION 2.4. No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such
Stockholder. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholders as follows:

          SECTION 3.1. Due Organization, Authorization, etc. Merger Sub and
Parent are duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger
Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific

                                      -5-

performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                   ARTICLE IV.

                                  MISCELLANEOUS

          SECTION 4.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger
Agreement. Each Stockholder acknowledges that such Stockholder has been provided with a copy of the Merger Agreement.

          SECTION 4.2. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) automatically and without any required action of the parties hereto upon the Effective Time or (iii) upon termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any willful breach of this Agreement prior to termination.

          SECTION 4.3. Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          SECTION 4.4. Certain Events. Each Stockholder agrees that this
Agreement and such Stockholder's obligations hereunder shall attach to such
Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

          SECTION 4.5. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          SECTION 4.6. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this
Agreement, immediate and irreparable harm or injury would be caused to Parent and Merger Sub for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of Parent and Merger Sub shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Merger Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each
Stockholder hereby waives the claim or defense that Parent or Merger Sub, as the case may be, has an adequate

                                      -6-

remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

          SECTION 4.7. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a)  If to Parent or Merger Sub:

               c/o Telmar Network Technology, Inc.
               15776 Laguna Canyon Road
               Irvine, CA 92618
               Attention: John Kidwell
               Facsimile: (949) 250-9039

               With a copy to:

               Willkie Farr & Gallagher LLP
               787 Seventh Avenue
               New York, New York 10019
               Attention: Steven J. Gartner
               Facsimile: (212) 728-8111; and

          (b) If to a Stockholder, at the address set forth below such
Stockholder's name on Schedule I hereto.

          SECTION 4.8. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

          SECTION 4.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 4.10. Severability. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to

                                      -7-

modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

          SECTION 4.11. Entire Agreement; No Third-Party Beneficiaries. This
Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          SECTION 4.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise.

          SECTION 4.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

          SECTION 4.14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub and each
Stockholder to be affected thereby.

          SECTION 4.15. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 4.16. Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this
Agreement.

          SECTION 4.17. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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                                      -8-

          IN WITNESS WHEREOF, Parent, Merger Sub and each of the Stockholders have caused this Agreement to be executed as of the date first written above.

                                TELMAR NETWORK TECHNOLOGY, INC.

                                By: /s/ JOHN KIDWELL
                                    --------------------------------------------
                                    Name: John Kidwell
                                    Title: President

                                TELMAR ACQUISITION CORP.

                                By: /s/ GEORGE ALLEN
                                    --------------------------------------------
                                    Name: George Allen
                                    Title: President

                                SUMMIT VENTURES V, L.P.

                                By: Summit Partners V, L.P., its General Partner

                                By: Summit Partners, L.L.C., its General Partner

                                By: /s/ WALTER G. KORTSCHAK
                                    --------------------------------------------
                                    Managing Member

                                SUMMIT V ADVISORS (QP) FUND, L.P.

                                By: Summit Partners V, L.P., its General Partner

                                By: Summit Partners, L.L.C., its General Partner

                                By: /s/ WALTER G. KORTSCHAK
                                    --------------------------------------------
                                    Managing Member

                                      -9-

                                SUMMIT V ADVISORS FUND, L.P.

                                By: Summit Partners V, L.P., its General Partner

                                By: Summit Partners, L.L.C., its General Partner

                                By: /s/ WALTER G. KORTSCHAK
                                    --------------------------------------------
                                    Managing Member

                                SUMMIT INVESTORS III, L.P.

                                By: /s/ WALTER G. KORTSCHAK
                                    --------------------------------------------
                                    Authorized Signatory

                                      -10-

                                   SCHEDULE I

                                     Number of Shares
Name and Address of Stockholder     Beneficially Owned
---------------------------------   ------------------
SUMMIT VENTURES V, L.P.                  1,108,258
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Fax: (___)
Attention:

SUMMIT V ADVISORS (QP) FUND, L.P.           63,507
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Fax: (___)
Attention:

SUMMIT V ADVISORS FUND, L.P.                19,407
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Fax: (___)
Attention:

SUMMIT INVESTORS III, L.P.                  17,060
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Fax: (___)
Attention: